Exhibit 99.1
                 Horizon Health Announces First Quarter Results

    LEWISVILLE, Texas--(BUSINESS WIRE)--January 10, 2005--
Horizon Health Corporation (NASDAQ/NM:HORC) today announced earnings of $0.52 per diluted share for the first fiscal quarter ended November 30, 2004, an increase of 13.0%, as compared with earnings of $0.46 per diluted share for the prior year quarter. Revenues increased 23.9% to $52.1 million compared with revenues of $42.0 million for the same quarter in the previous year, and net income increased 15.5% to $3.0 million compared with net income of $2.6 million for the prior year period.

    Mr. Ken Newman, president and chief executive officer of Horizon Health, said, "We are pleased with the double-digit year-over-year increases in revenue, net income, and earnings per share resulting from increases in same store sales and accretive acquisitions made in furtherance of our focused growth strategy."
    The Company also stated that it currently believes the new PPS rules for psychiatric services will not have a material adverse effect on its contract management business or on its owned freestanding behavioral health hospitals in fiscal 2005. The Company is not revising its previously announced guidance of estimated earnings per share of $2.16 for fiscal 2005.
    A listen-only simulcast and a 30-day replay of Horizon's first quarter results call will be available online on January 11, 2005, beginning at 10:00 a.m. Central Time through the Company's website at www.horizonhealth.com or at www.fulldisclosure.com.
    Horizon Health is a leading manager and a provider of behavioral health and physical rehabilitation clinical services and a provider of employee assistance plans and behavioral services to businesses and managed care organizations.
    The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Numerous factors as outlined in the SEC Report filed by the Company could cause actual results to differ materially from those in any such forward-looking statements. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.



                            HORIZON HEALTH
           CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
         (In thousands, except per share and statistical data)

                                                 For the Three Months
                                                  Ended November 30,
                                                ---------------------
                                                  2004         2003
                                                ---------   ---------
Revenue                                           $52,078     $42,047
Cost of Services                                   39,297      32,484
                                                ---------   ---------
Gross Profit                                       12,781       9,563

Selling, general and administrative                 5,758       4,905
Provision for (recovery of)
 doubtful accounts                                    864        (266)
Depreciation and amortization                         888         662
                                                ---------   ---------

Income from operations                              5,271       4,262
Interest expense (net of
 interest and other income)                           382          79
                                                ---------   ---------
Income before income taxes                          4,889       4,183
Income tax provision                                1,907       1,602
                                                ---------   ---------
Net income                                         $2,982      $2,581
                                                =========   =========

Net income per common and
 common equivalent share
  Basic                                             $0.54       $0.48
                                                =========   =========
  Diluted                                           $0.52       $0.46
                                                =========   =========
Weighted average shares outstanding
  Basic                                             5,533       5,366
  Diluted                                           5,703       5,650

CONSOLIDATED BALANCE SHEETS

                                                 Nov. 30,   August 31,
                                                  2004         2004
                                                ---------   ---------
Cash                                               $1,925      $1,908
Accounts receivable (net)                          24,453      22,059
Other current assets                                5,611       4,823
                                                ---------   ---------
Total current assets                               31,989      28,790
Property and equipment (net)                       28,636      28,801
Goodwill and other intangible assets (net)         86,929      87,244
Other long-term assets                                324         430
                                                ---------   ---------
Total assets                                     $147,878    $145,265
                                                =========   =========

Current liabilities                               $22,504     $23,230
Other liabilities                                   2,276       1,570
Long-term debt                                     38,000      40,000
Deferred taxes                                      5,008       4,641
                                                ---------   ---------
Total liabilities                                  67,788      69,441
Stockholders' equity                               80,090      75,824
                                                ---------   ---------
Total liabilities and
 stockholders' equity                            $147,878    $145,265
                                                =========   =========

                       SUMMARY STATISTICAL DATA

           Quarter
            Ended                   As of August 31,
           Nov. 30, -------------------------------------------------
            2004      2004       2003      2002      2001      2000
          --------- --------- --------- --------- --------- ---------
Number of
 contract
 locations:
Contract
 locations in
 operation      128       132       127       131       124       128
Contract
 locations
 signed &
 unopened        11         8        15        11        14        10
          --------- --------- --------- --------- --------- ---------
Total
 contract
 locations      139       140       142       142       138       138
          ========= ========= ========= ========= ========= =========

Licensed
 Beds           269       269      --        --        --        --

Managed
 Care
 and EAP
 Lives    3,645,312 3,543,960 3,217,406 2,349,197 2,208,938 1,736,078
Managed
 Care
 and EAP
 Contracts    1,164     1,175     1,175       687       641       258


    CONTACT: Horizon Health Corporation, Lewisville
             Valerie Evans, 972-420-8339